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                                                                     EXHIBIT 5.1



018868.0103                                                     January 27, 1997



Edge Petroleum Corporation
Texaco Heritage Plaza
1111 Bagby, Suite 2100
Houston, Texas  77002

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-4, Registration No. 333-17269 (the "Registration Statement"), filed by Edge Petroleum Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares (the "Combination Agreement Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), issuable in connection with the Combination Agreement Transactions (as defined in the Joint Proxy and Consent Solicitation Statement/Prospectus which is a part of the Registration Statement (the "Joint Proxy and Consent Solicitation Statement/Prospectus")), certain legal matters in connection with the Combination Agreement Shares are being passed upon for you by us. At your request, this opinion of counsel is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

          We understand that the Combination Agreement Shares are to be issued pursuant to the terms of the Combination Agreement (and the Plan of Merger included therein) attached as Appendix A to the Joint Proxy and Consent Solicitation Statement/Prospectus.

          In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and Bylaws of the Company, the Combination Agreement, the Plan of Merger included therein, each as amended to date the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents as a basis for the opinions hereinafter expressed. In giving such opinions, (a) we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates and (b) we have assumed that prior to the Effective Time (as defined in the Joint Proxy and Consent Solicitation Statement/Prospectus), the Combination Agreement (in a form substantially similar to the form reviewed by us) will have been duly authorized, executed and
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Edge Petroleum Corporation               -2-                    January 27, 1997


delivered by each of Edge Mergeco, Inc., a Texas corporation, and Edge Petroleum Corporation, a Texas corporation.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          2. The Combination Agreement Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon issuance in accordance with the terms and provisions of the Combination Agreement and the Plan of Merger included therein and as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

          The opinions set forth above are limited in all respects to the laws of the State of Texas, the General Corporation Law of the State of Delaware and federal securities laws, each as in effect on the date hereof.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under "Legal Matters" in the Joint Proxy and Consent Solicitation Statement/Prospectus.

                                                    Very truly yours,

                                                    /s/ Baker & Botts, L.L.P.